                   AGREEMENT FOR THE SALE AND PURCHASE OF COAL

         This Agreement for the Sale and Purchase of Coal (this "Agreement") is entered into this 19th day of February, 1996 effective as of the 1st day of April, 1994 (the "Effective Date"), between GENEVA STEEL COMPANY, a Utah corporation ("Purchaser") and OXBOW CARBON & MINERALS, INC., a Delaware corporation ("Seller").

                                    RECITALS:

         A. Purchaser owns and operates the Geneva steel mill at Vineyard, Utah, which has coke batteries (the "Coke Batteries") that require high-volatile, metallurgical grade coking coal.

         B. Seller is the owner of certain land, mining equipment and mineral interests known as the Sanborn Creek Mine located near Somerset, Colorado (the "Coal Property").

         C. Purchaser desires to obtain from the Coal Property high-volatile, metallurgical grade coking coal with the specifications set forth herein (the "Coal").

         NOW, THEREFORE, in consideration of the premises and covenants contained herein, the parties hereto agree as follows:

         1. Sale and Purchase of Coal. Seller agrees to sell to Purchaser and Purchaser agrees to buy from Seller the quantity of Coal indicated in Section 6 hereof on the terms and conditions set forth herein.

         2. Term of Agreement; Contract Year; Contract Quarter. This Agreement shall commence on the Effective Date and expire on March 31, 2004 (the "Term"), unless terminated sooner or extended as herein provided. Notwithstanding the foregoing, upon the expiration of the initial Term, upon the mutual written agreement of Purchaser and Seller, this Agreement shall be extended for successive one (1) year terms on the same terms and conditions as set forth herein for so long as the Coke Batteries are operational. If Purchaser and Seller fail to so agree, no further extensions of the Term shall occur and upon the expiration of the then existing Term, Seller shall have no obligation to continue the supply of Coal to Purchaser hereunder. For purposes of this Agreement, the following terms shall have the indicated meanings: (a) "Contract Year" shall mean each of the twelve (12) month periods beginning on the Effective Date or on an anniversary date thereof during the Term, (b) "Contract Quarter" shall mean each of the three (3)- calendar-month periods during the Term that begin on the Effective Date or on the first day of the calendar month immediately succeeding the completion of the preceding such three (3)-calendar-month period, and (c) "ton" shall mean a ton of two thousand (2,000) pounds avoirdupois weight.

         3. Price. The price, f.o.b. railcar at the coal loading facilities operated by Seller and located near Somerset, Colorado (the "Loadout"), for each ton of Coal shipped under the terms of this

Agreement (the "Purchase Price") shall be determined in accordance with the following provisions of this Section 3.

                  3.1 First Contract Year. For the first Contract Year hereunder the Purchase Price shall be: (a)
                     per net ton (the "Base Price") plus                   per
         net ton (the "Override") on the first             tons of Coal shipped
         to Purchaser during such Contract Year, and (b) the Base Price per net ton for the balance of the Coal shipped to Purchaser during such Contract Year.

                  3.2 Second and Subsequent Contract Years. For the second and each subsequent Contract Year, effective as of the first day of such Contract Year (the "Adjustment Date"), the Purchase Price shall be the Base Price multiplied by a fraction, the numerator of which is the Adjustment Index, as hereinafter defined, and the denominator of which is the Beginning Index, as hereinafter defined, adjusted to the nearest one cent per ton. The calculations shall be made within thirty (30) days after the last of the Indices, as hereinafter defined, becomes available and a corrected invoice shall be issued promptly for all shipments made between the Adjustment Date and the date the calculation is made. If the corrected invoice indicates that additional amounts are due Seller from Purchaser, Purchaser shall pay such additional amounts within thirty (30) days after receipt of any such corrected invoice. If the corrected invoices indicate that a credit is due to Purchaser, Seller shall apply such credit against invoices for future shipments until the credit is extinguished. The Purchase Price shall in no event be reduced below the Base Price set forth in this Agreement for the first Contract Year.

                  3.3  Definitions.

                           a. Adjustment Index; Beginning Index. For the purposes of this Section 3, the term "Adjustment Index" means the average of the Indices, as hereinafter defined, published for each of the twelve (12) months immediately preceding the Adjustment Date; and the term "Beginning Index" means the average of the Indices published for each of the twelve (12) months immediately preceding the Effective Date.

                           b.  Indices.  For the purposes of this Section 3, the
                  term "Indices" means                             the published
                  by the United States Department of Labor, Bureau of Labor Statistics, for the applicable months. If the computation of the Indices is changed so that the base year differs from that used at the time the Beginning Index is first published, the Indices shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics. If the Indices are discontinued or revised, such government indices or computation with which they are replaced shall be used in order to obtain substantially the same result as would be obtained if the Indices had not been discontinued or revised.

                  3.4 Purchase Price All Inclusive. Subject to Section 14 hereof, it is understood that the Purchase Price includes any processing or quality control work necessary to meet the quality specifications hereof, all costs of compliance by Seller with the Federal Surface Mining Control and Reclamation Act of 1977, as amended, and other federal, state and local laws and regulations applicable to the Coal Property and all other items as set forth in this Agreement.

                  3.5 Purchase Price Adjustment. At the end of each Contract Year hereunder, Seller shall provide Purchaser with evidence satisfactory to Purchaser reflecting the aggregate number of tons of Coal purchased by Purchaser during such Contract Year (the "Purchased Tons") pursuant to this Agreement. For the purpose of calculating the Purchase Price for such Contract Year pursuant to Sections 3.1 and 3.2 hereof the Base Price and the Override shall be adjusted to be (a)
                                       , and                                  ,
         respectively, if the Purchased Tons are less than the Maximum Estimated Quantity but greater than the Minimum Estimated Quantity, as such terms are hereinafter defined, for such Contract Year, or (b)
                                    , and                             ,
         respectively, if the Purchased Tons are less than the Minimum Estimated Quantity for such Contract Year. The manner in which such adjustment will be calculated is illustrated on Exhibit A hereto. Notwithstanding anything in this Agreement to the contrary, the Override shall be
         applicable only                      during the Term of this Agreement.
         The difference between the actual payments to Seller for such Contract Year and the amount due to Seller as a result of the adjustment provided for in this Section 3.5 shall be paid to Seller, or refunded to Purchaser, as the case may be, within thirty (30) days after receipt of such evidence by Purchaser. In lieu of receiving the refund provided for in the immediately foregoing sentence, Purchaser may elect to offset and recoup such amounts against the Purchase Price for Coal during subsequent Contract Years. As used in this Agreement, the terms "Minimum Estimated Quantity" and "Maximum Estimated Quantity" shall mean the amount of Coal for the applicable Contract Year identified as such on Exhibit B hereto. The provisions of this Section 3.5 relate to pricing only and shall not modify or affect other provisions of this Agreement relating to the quantity of Coal to be purchased and sold hereunder.

         4. Billing and Payment. Seller shall invoice Purchaser for each shipment of Coal sold and shipped at the Loadout at the Purchase Price applicable on the date of shipment. Each such invoice shall specify the date of shipment and the quantity of Coal shipped. Invoices shall be accompanied by supporting documentation including railcar numbers and weights. Purchaser shall pay such invoices to Seller within thirty (30) days from the date of shipment.

         5.  Shipment and Freight Charges.

                  5.1 Shipment. Purchaser and Seller shall cooperate to arrange for and schedule the availability of unit train car sets in order that the Coal to be delivered hereunder may be moved at the scheduled rate of delivery. Railcars to be provided by the railroad under Purchaser's contract therewith shall be open-top bottom dump one hundred (100) ton hopper cars commonly used and in good operating condition whose use will be compatible with the facilities at the Loadout and with Purchaser's unloading facilities. Seller shall, at its own expense, load at the Loadout each railcar to its approximate full visible capacity or stenciled weight, whichever is less, consistent with good operating practice in the industry. At the Loadout, Seller shall be allowed three (3) hours free time for loading each train consisting of 84 or fewer cars. In the event Seller does not complete loading of all cars at the Loadout within three (3) hours after the first empty car is placed into position for loading by the railroad, or Seller fails to satisfy the loading requirements of the applicable tariff or rail contract, Seller will notify Purchaser within twenty-four (24) hours that a delay has occurred and the length of time involved or expected to be involved in such delay, and shall promptly pay Purchaser, with right of set off by Purchaser against payments for Coal in the event of nonpayment, for any resulting car detention penalties, demurrage or other charges (including without limitation, charges for car sets not loaded to a minimum average weight of ninety-five (95) tons per car and for individual cars loaded in excess of marked capacity) assessed against Purchaser by the railroad under Purchaser's applicable tariff or freight contract. Any new loading conditions imposed by Buyer's rail contract beyond those contained in this Section 5.1 must be approved by Seller.

                  5.2  Freight Charges. Except as otherwise provided in Section
         5.1 hereof, Purchaser shall pay all freight and other charges imposed by its freight contract applicable to the destination of the shipment after each shipment has been loaded on railcars.

         6.       Quantity.

                  6.1      Quantity of Coal.

                           a. Subject to Section 6.1(b) hereof, the parties intend that this Agreement shall be a contract whereby Seller is obligated to supply and Purchaser is obligated to purchase for use at the Coke Batteries all of Purchaser's requirements for high volatile Coal mined in the western United States.

                           b.  Seller acknowledges that
                                   , (ii) is currently purchasing, and intends
                  to continue to purchase for use in its blast furnaces, metallurgical coke ("Coke"), and for use in the Coke Batteries coals produced at other locations, (iii) is investigating alternative processes to replace the use of its Coke Batteries, and (iv) has the absolute right to determine at any time, and from time to time, the amount and types of purchased Coke to be blended with Coke produced at the Coke Batteries, or whether to operate or suspend, in whole or in part, the operation of the Coke Batteries at the Geneva Works, or the amount and types of Coal for use in its coal blend at the Coke Batteries. Therefore, subject only to Section 6.1(c) hereof, Purchaser shall not be obligated to purchase any Coal from Seller in excess of the amount of Coal that Purchaser requires to be reasonably utilized during any Contract Year in the making, in those Coke Batteries then being operated by Purchaser, of Coke that meets the coking characteristics and blends that Purchaser determines are desirable from time to time in Purchaser's blast furnaces.
                                              ----------------------------------
                  --------------------------------------------------------------
                  --------------------------------------------------------------
                  --------------------------------------------------------------
                  --------------------------------------------------------------
                  --------------------------------------------------------------

                           c. Notwithstanding Section 6.1(b), if (and only if)
                  Purchaser (i) purchases less than the Maximum Estimated Quantity of Coal in any Contract Year, and (ii) during the Term hereof, installs and operates an injection system for the use of pulverized coal on its blast furnaces (a "PCI System") during the Term hereof, Purchaser shall be obligated to purchase from Seller, on an as-needed basis, and Seller shall be obligated to sell to Purchaser, the difference in tonnage between such amount and the amount of Coal actually purchased (the "Shortfall") for each such Contract Year, upon the terms and conditions set forth herein (including the then current Purchase Price); provided, however, that in no event shall Purchaser be obligated to purchase more than Three Hundred Thousand (300,000) Tons of such Shortfall. The amount of any Shortfall determined pursuant to the foregoing sentence shall be reduced to the extent Purchaser purchases more than the Maximum Estimated Quantity of Coal during any Contract Year during the Term. Purchaser shall have the absolute right to determine at any time, and from time to time, the amount of purchased Coke and the amount of pulverized coal to be used at the blast furnaces. If the PCI System is not installed on Purchaser's blast furnaces during the Term hereof, Purchaser shall have no obligation to purchase any portion of the Shortfall. The provisions of this Section 6.1(c) shall survive the expiration (but not termination) of the Term hereof.

                  6.2  Forecasts and Nomination.

                           a. For Seller's planning purposes and as an
                  expression of Purchaser's then-current best estimate only, Purchaser shall provide Seller with a forecast of its Coal requirements at the Coke Batteries for each Contract Year during the Term hereof. The annual forecast shall be calculated on a Contract Quarter by Contract Quarter basis and submitted to Seller on or before the first day of the third month preceding the beginning of each Contract Year; provided, however, that the annual forecast for the first Contract Year hereunder shall be submitted to Seller within ten (10) days after the execution of this Agreement.

                           b. Purchaser shall nominate the quantity of Coal
                  which Seller shall deliver during each sixty (60) day period during the Term hereof, said nomination to be received by Seller no later than the fifteenth day of the month preceding said sixty (60) day period; provided, however, that the nomination for the sixty (60) day period beginning on the date of this Agreement shall be submitted to Seller within ten (10) days after the execution of this Agreement. Seller shall supply such Coal from only the Coal Property.

         7. Weighing. The weight of Coal sold and delivered hereunder shall be determined from Purchaser's weigh-in-motion scales located at its Geneva steel mill in Vineyard, Utah, which shall be maintained and operated so as to satisfy the requirements of the State of Utah and the Western Weighing and Inspection Bureau for certified railroad scale weights. In the event Purchaser's scales fail to meet such requirements, Seller and Purchaser shall mutually agree on the use of substitute weigh scales or methods for determining the weight of any shipment of Coal hereunder. A net weight will be determined and reported to Seller within two (2) business days after delivery for each shipment of Coal hereunder.

         8.  Loading and Coal Specifications.

                  8.1 Preparation and Loading of Coal. Purchaser shall make all reasonable efforts to cause the railroad to provide, and Seller shall make all reasonable efforts to load Coal only into, railcars that are reasonably clean and free of debris, Coal remaining from earlier deliveries, ice, snow and/or any other material that might inhibit unloading or cause contamination of the Coal. Seller shall reject any railcars delivered by the railroad that are not in the condition required hereunder and shall promptly advise Purchaser of such rejection.

         9. Coal Specifications. All Coal delivered by Seller pursuant to this Agreement shall have, on a per train average basis, moisture, ash, sulfur and
- -100 mesh content less than or equal to, and have a free swelling index, reflectance and oxidation greater than or equal to, and a size distribution standard no greater than, the following (determined, where applicable, on an "as received" basis for moisture content and on a "dry basis" for ash and sulfur content):

         Subject                                    Specification
         -------                                    -------------
         Moisture                                        9.00%

         Ash                                             9.70%

         Sulfur                                          0.75%

         -100 Mesh                                       5.00%

         Free Swelling Index                             3.00

         Size                                           2" x 0

         Reflectance                                    0.69%

         Oxidation                                    90% Minimum
                                                        Transmittance

                  9.1 Penalties. Penalties for moisture, ash and sulfur shall be calculated and paid to Purchaser on a train average basis as follows:

                           a. Moisture. If the total moisture content exceeds 9.00%, the weight for settlement purposes in determining the Purchase Price of the Coal shall be reduced by the weight of the excess moisture determined as the percentage of moisture in excess of 9.00%. Seller shall also reimburse Purchaser for all increased freight and transportation costs incurred by Purchaser attributable to the weight of the moisture in excess of 9.00%.

                           b.  Ash.  If the ash content exceeds 9.7%, a penalty
                  of $           per ton for each one tenth of one percent
                  (0.10%) of ash in excess of 9.7% shall be applied pro rata.

                           c.  Sulfur.  If the sulfur content exceeds 0.75%, a
                  penalty of $           per ton for each one hundredth of one
                  percent (0.01%) of sulphur in excess of 0.75% shall be applied pro rata.

                  9.2  Rejection of Coal.

                           a. Specifications. Purchaser shall have the right to
                  reject any trainload of Coal having on a per train average basis a moisture, ash, sulfur, or -100 mesh content greater than, or having a free swelling index, reflectance or oxidation less than, the following limits (determined, where applicable, on an "as received" basis for moisture content and on a "dry basis" for ash and sulfur content):

                           Subject                  Rejection Limit
                           -------                  ---------------
                           Moisture                     10.00%

                           Ash                          10.50%

                           Sulfur                       0.80%

                           -100 Mesh                    7.00%

                           Free Swelling Index          2.00

                           Reflectance                  0.68%

                           Oxidation                    84% Minimum
                                                        Transmittance

                  Purchaser shall have the right to reject any Coal that is not shipped within twenty (20) days after it is mined from the Coal Property.

                           b. Exercise of Rejection Right. If Purchaser's
                  rejection is based on Seller's analytical results, exercise of Purchaser's rejection right shall be made by Purchaser's prompt notice to Seller by telecopier or by telephone within three (3) hours after receipt of Seller's analytical results. Where Purchaser's rejection is based on third-party laboratory analyses, or on Purchaser's analyses for reflectance and oxidation only, then Purchaser shall give Seller notice of rejection no later than fifteen (15) days after Purchaser's receipt of Seller's analytical results. Upon rejection, the parties shall negotiate a commercially reasonable price reduction for Purchaser's purchase of the rejected Coal if Purchaser can use such Coal. If the parties fail to agree on a price reduction or if Purchaser cannot use such Coal, Seller shall, at its sole expense, remove the rejected Coal from Purchaser's premises. Seller shall reimburse Purchaser for any freight, handling or other costs Purchaser incurs in dealing with rejected Coal.

                           c. Replacement Obligation. Notwithstanding anything
                  to the contrary herein, including, without limitation, Section
                  6.1 hereof, Seller shall be obligated to supply to Purchaser, if Purchaser so elects, Coal in an amount sufficient to replace any Coal rejected by Purchaser hereunder, but the minimum amounts of Coal that Purchaser shall be obligated to purchase under this Agreement shall be reduced by the amount of any such rejected Coal.

         10.  Coal Sampling and Analysis.

                  10.1 Taking of Samples. At Seller's cost, Seller shall sample, at the Loadout, each train shipment of Coal made hereunder. Seller shall use car top sampling (or an equivalent method approved by Purchaser) in accordance with American Society for Testing and Materials ("ASTM") sampling procedures and such other procedures and protocol mutually developed and agreed upon by the parties hereto.

                  10.2 Preparation of Samples. At the time each such sample is taken, it shall be sealed from atmospheric exposure to prevent change in moisture. The representative composite sample of each unit train shall be split into three (3) subsamples. One laboratory subsample shall be sent to Purchaser, one laboratory subsample retained by Seller for at least sixty (60) days from the date of shipment as a reserve subsample, and one laboratory subsample shall be analyzed by Seller. Each subsample shall be appropriately labeled by Seller so as to identify the loading date, sample preparation date and the sample from which the subsample was prepared. Immediately upon sample preparation, each subsample shall be stored and sealed from atmospheric exposure. The subsamples retained by Seller shall, at Purchaser's request, be delivered to Purchaser's agent or to an independent commercial testing laboratory designated by Purchaser.

                  10.3 Analysis. Each laboratory subsample taken by Seller under
         Section 9.1 shall be analyzed for each of the specifications guaranteed pursuant to Section 8.2 to determine the quality of the Coal represented by the train sampled. Analyses shall be performed either in Seller's laboratory or, at Seller's option, a third-party laboratory, pursuant to the applicable ASTM analytical procedures with the exception of reflectance and oxidation which shall be analyzed by Purchaser, or at Purchaser's option a third party laboratory, pursuant to the applicable ASTM standard or the standard U.S. Steel alkali extraction procedure.

                  10.4 Reporting of Analytical Results. Seller shall report to Purchaser, by telecopy or by telephone, the results of each train analysis within seventy-two (72) hours after such Coal is shipped or as soon as reasonably possible when analysis is done by an independent laboratory.

                  10.5 Destination Sampling. At Purchaser's expense, destination sampling and analysis may be conducted by Purchaser or a third party. If Purchaser finds that material discrepancies persist between the results of the sampling and analyses performed by Seller and Purchaser, the sampling and analytical procedures of Seller and Purchaser shall be reviewed by both parties and necessary steps will be taken to reduce such discrepancies to a reasonable amount.

                  10.6 Dispute of Analytical Results. Any dispute by Purchaser of Seller's analytical results must be raised within seven (7) days after receipt of Seller's analytical results by Purchaser. After notice from Purchaser of such dispute, the referee subsample shall be analyzed by a third party independent, commercial laboratory mutually agreed upon by Seller and Purchaser. The results of any such analysis shall be binding on both parties. The cost of any such referee analysis shall be shared equally by Purchaser and Seller.

         11. Default. In the event of the failure of either Seller or Purchaser to comply in good faith with any material obligation herein set forth, or the insolvency of, the making of an assignment for the benefit of creditors by, the institution of bankruptcy, reorganization, liquidation, or receivership proceedings by, either Seller or Purchaser, (collectively, "Events of Default") then the non-defaulting party shall have the right to terminate this Agreement by giving to the other thirty (30) days notice in writing of its intention so to do, specifying the default complained of. At the expiration of said thirty (30) day period, unless the party in default shall have remedied such default, the party not in default shall have the right at its election to terminate this Agreement forthwith. The right to termination provided for in this Section 10 shall be in addition to the rights provided to either party in other portions of this Agreement, at law or in equity. Notwithstanding the foregoing, for Events of Default involving the failure to pay any amount provided for hereunder, the notice and cure period provided for above shall be ten (10) days after written notice of any such Event of Default.

         12. Force Majeure. Performance by either Seller or Purchaser shall be excused to the extent such party's performance is rendered impossible or impracticable by one or more events of Force Majeure, as hereinafter defined. For the purposes hereof, the term "Force Majeure" means any of the following causes to the extent such cause was neither foreseen nor reasonably foreseeable and is beyond the reasonable control of the party affected thereby: acts of government or government authority, acts of God, strikes or other collective action of labor, fires, floods, storms, tornados, earthquakes, explosions, public disturbances, wars (whether declared or not), insurrections or sabotage, or any other cause whether similar or dissimilar to those specifically enumerated herein which was neither foreseen nor reasonably foreseeable and is beyond the reasonable control of the party affected thereby; provided, however, that nothing herein shall require the settlement of any labor dispute against the will of the party affected thereby. Performance by Seller means mining, preparing and delivering Coal to the Loadout and loading of Coal into railcars. Performance by Purchaser means the operation of its Coke Batteries, the transportation and delivery of Coal purchased hereunder from the Loadout to its Coke Batteries, and utilization at its Coke Batteries of Coal to be supplied by Seller hereunder. Any obligation of a party hereto to make payment of money to the other party hereto under the terms of this Agreement shall not be excused by reason of any claim of Force Majeure hereunder.

         13. Pro Rata Delivery. In the event of reduced production at the Coal Property as a result of the occurrence of an event of Force Majeure, Seller shall for the period of reduced production (a) tender a commercially reasonable substitute coal, if such coal is available at a price (including transportation) comparable to the delivered cost to Purchaser of the Coal hereunder, and (b) allocate to the extent necessary among Purchaser and Seller's other regular contract customers, in a manner which is fair and reasonable, Seller's unaffected production, up to the whole thereof, required to satisfy to the fullest extent commercially practicable Seller's obligations under this Agreement. In making such allocations Seller shall take into account the critical nature of the Coal to Purchaser's manufacturing operations, the potential irreparable damage to Purchaser's Coke Batteries in the event of an inadequate supply of Coal, and other relevant circumstances, all without regard to the price paid by Seller's other customers.

         14. No Requirement of Substitute Performance. If Section 11 hereof excuses Purchaser from taking Coal for its Coke Batteries, Purchaser shall not be required to purchase Coal hereunder for use in another plant or any other part of the Geneva steel mill.

         15. New or Changed Regulations. The parties hereto are entering into this Agreement in reliance upon the laws, rules, regulations and decrees (the "Regulations") of governments or governmental instrumentalities in effect as of the Effective Date with respect to or directly affecting the Coal to be delivered hereunder (including, without limitation, the mining, taxation, transportation, sale, delivery, storage and use thereof). If at any time during the Term (but not as a result of the fault or participation of the party claiming the benefit of this Section), any Regulations are changed or new Regulations are promulgated, and the effect on a party (the "affected party") of compliance with such changed or new Regulations (a) is not covered by any other provision of this Agreement, and (b) has or will have a materially adverse effect on the affected party in its performance hereunder, then the affected party shall have the option to request renegotiation of the Purchase Price and other pertinent terms set forth in this Agreement to the extent reasonably necessary to mitigate the effect of the new or changed Regulations. Such option may be exercised by the affected party at any time after such new or changed Regulations is promulgated by giving written notice to the other party. Such written notice shall describe with reasonable specificity the new or changed Regulations precipitating the request, the economic effect of the new or changed Regulations, and the revised Purchase Price or other terms proposed by the affected party. If the parties are unable to agree in writing upon a revised Purchase Price or other terms within ______________ after such written notice is given, either party shall have the right to terminate this Agreement at the end of such _____________ period.

         16. Independent Contractor. This is an agreement for the purchase and sale of Coal in which the parties recognize and agree that neither Seller nor Purchaser is an agent or employee of the other but each is an independent contractor, independent of any managerial or other control or direction by the other party hereto in the performance of their respective obligations hereunder. Seller and Purchaser are free to perform, by such means and in such manner as Seller or Purchaser, as the case may be, may choose, all work in pursuance of commitments hereunder.

         17.  Indemnification.

                  a. Indemnification by Seller. Seller agrees to indemnify, defend, and hold harmless Purchaser from and against all claims, liabilities, claims of indemnity and/or contribution from Seller's employees or other persons or third parties, damages, losses, expenses, royalties, rents, penalties, fines, and cost of defense (including, without limitation, attorneys' fees), from whatever source, related to or deriving from Seller's mining activities, right to mine and remove Coal, its presumed mining and removal rights, or its sale and delivery of Coal to Purchaser hereunder.

                  b. Indemnification by Purchaser. Purchaser agrees to indemnify, defend, and hold harmless Seller from and against all claims, liabilities, claims of indemnity and/or contribution from Purchaser's employees or other persons or third parties, damages, losses, expenses, royalties, rents, penalties, fines, and cost of defense (including, without limitation, attorneys' fees), from whatever source, related to or deriving from Purchaser's coking activities or its purchase of Coal from Seller hereunder.

         18. Warranties; Damages. Seller warrants title to the Coal and quiet possession to Purchaser of Coal delivered to Purchaser pursuant to this Agreement. Subject to Purchaser's right to reject Coal pursuant to Section 8.4 hereof, title to the Coal, as well as the risk of loss, shall transfer from Seller when such Coal is free on board railcars at the Loadout. SELLER WARRANTS THAT ALL COAL SOLD AND DELIVERED HEREUNDER SHALL COMPLY WITH THE QUALITY SPECIFICATIONS SET FORTH HEREIN. NO OTHER WARRANTIES OR REPRESENTATIONS OF ANY KIND ARE MADE BY SELLER, NOR SHALL ANY BE IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. NEITHER SELLER NOR BUYER SHALL BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES.

         19.  Binding Effect and Assignments.

                  19.1 Binding Effect. This Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns.

                  19.2 Assignments. Neither party may assign or delegate this Agreement or any rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, and any assignment without such prior written consent shall be null and void; provided, however, that consent shall not be required for Seller or Purchaser to assign, pledge or hypothecate this Agreement for financing purposes whereby the transferring party retains all performance obligations hereunder.

         20. Waiver. The failure of either party to insist in any one or more instances upon strict performance of any provision of this Agreement, or to take advantage of any right hereunder, shall not be construed as a waiver of such provision or relinquishment of such right. To be effective, any waiver must be in writing, unambiguously setting forth the right to be waived thereby, and executed by a duly authorized representative of the party to be charged therewith.

         21. Remedies Cumulative. Remedies provided under this Agreement shall be cumulative and in addition to other remedies provided by applicable law.

         22. Notices. Except as otherwise provided in this Agreement, any notice, request, protest, consent, demand, report, payment or statement given by one party to the other shall be in writing and deemed received forty-eight (48) hours after it is deposited in the United States mail, first-class postage prepaid, and properly addressed as follows:

                     If the notice is to Purchaser, to:

                         Geneva Steel Company
                         10 South Geneva Road
                         Vineyard, Utah  84058
                         Attention:  Max E. Sorenson
                              Senior Vice President -
                              Engineering & Technology

                              and a required copy to:

                         Kimball, Parr Waddoups, Brown & Gee
                         185 South State, Suite 1300
                         Salt Lake City, Utah 84111
                         Attention:  Roger D. Henriksen, Esq.

         (or to such other person or address as Purchaser shall have designated by due notice to Seller).

                     If the notice is to Seller, to:

                         Oxbow Carbon & Minerals, Inc.
                         3478 Buskirk Avenue, Suite 346
                         Pleasant Hill, CA 94523-4342
                         Attention:  Larry Black

                              and a required copy to:

                         Oxbow Carbon & Minerals, Inc.
                         7901 Southpark Plaza, Suite 202
                         Littleton, Colorado 80120
                         Attention:  Paul Fritzler
                                                 and

                               Oxbow Corporation
                               1601 Forum Place
                               West Palm Beach, Florida  33401

                               Attention:  J. Michael Smith, Esq.

         (or to such other person or address as Seller shall have designated by due notice to Purchaser).

         23. Captions. The captions to Sections hereof are for convenience only and shall not be considered a part of or used in construing or interpreting this Agreement.

         24. No Third-Party Beneficiaries. The provisions of this Agreement are for the benefit of the parties hereto and not for any other person.

         25. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, including the Uniform Commercial Code as enacted therein, without regard to choice of law rules thereof.

         26. Entire Agreement. This instrument contains the entire agreement between the parties as to Coal produced and sold hereunder, and there are no representations, understandings or agreements, oral or written, which are not included herein. This Agreement cannot be changed except by duly authorized representatives of both parties in writing.

         27. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

         28. Severability. In the event that any provision or any part of any provision of this Agreement shall be held to be invalid, illegal and/or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision or any part of the same provision which can be given effect without the invalid, illegal or unenforceable provision or part thereof.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized officers, as of the date and year first above written.

                                       GENEVA STEEL COMPANY,
                                       a Utah corporation

                                       By: /s/ Max E. Sorenson
                                          --------------------------------------
                                          Max E. Sorenson
                                          Senior Vice President -
                                          Engineering & Technology

                                       Date Executed: February 21, 1996
                                                     ---------------------------



                                       OXBOW CARBON & MINERALS, INC.,
                                       a Delaware corporation

                                       By: /s/ B. Acton
                                          --------------------------------------
                                       Title: President and C.O.O.
                                             -----------------------------------
                                       Date Executed: May 4, 1996
                                                     ---------------------------

                                    EXHIBIT A
                                       TO
                                  AGREEMENT FOR
                            SALE AND PURCHASE OF COAL

- --------------------------------------------------------------------------------

         For the first Contract Year, the "Base Price" is as follows:

                    Annual Tonnage                     Base Price/N.T.

         Case I.    Less than the Minimum                              $
                    Estimated Quantity                                  --------

         Case II.   More than the Minimum                              $
                    Estimated Quantity but                              --------
                    less than Maximum
                    Estimated Quantity

         Case III.  More than Maximum                                  $
                    Estimated Quantity                                  ========

In Case I above, the "Override" is calculated as follows:

         1993-94 Contract Price                                per net ton
         New "Base Price"

                           Difference

         $     X 115,713 N.T.       =

         Then:                      =

In Case II, the "Override" is calculated as follows:

         1993-94 Contract Price
         New "Base Price"

                           Difference

         $     X 115,713 N.T.       =

         Then:                      =

         The "Override" is only applicable to the first Contract Year. Thereafter, the Purchase Price for the second and subsequent Contract Years will be the adjusted "Base Price" for the appropriate annual quantity category as defined in Exhibit B of the Agreement.

                                    EXHIBIT B
                                       TO
                                  AGREEMENT FOR
                            SALE AND PURCHASE OF COAL

- --------------------------------------------------------------------------------

         The "Minimum Estimated Quantity" and "Maximum Estimated Quantity" of Coal referred to in the foregoing Agreement are set forth below for each Contract Year during the Term of the Agreement:

                                   Minimum                            Maximum
                                  Estimated                          Estimated
     Contract                     Quantity                           Quantity
       Year                        (Tons)
(Tons)

       First
                                  ---------                          ---------
      Second
                                  ---------                          ---------
       Third
                                  ---------                          ---------
      Fourth
                                  ---------                          ---------
       Fifth
                                  ---------                          ---------
       Sixth
                                  ---------                          ---------
      Seventh
                                  ---------                          ---------
      Eighth
                                  ---------                          ---------
       Ninth
                                  ---------                          ---------
       Tenth
                                  ---------                          ---------